                                     EXHIBIT 12

                                                                     EXHIBIT 12

        STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                               Six
                              Months           Year Ended December 31,
                              Ended    ---------------------------------------
                               1994      1993    1992    1991    1990    1989
                             --------  ------- ------- ------- ------- -------
                             (000s omitted except for ratios and percentages)

Earnings before equity in
  earnings of affliaites,
  federal income taxes,
  cumulative effect of
  adoption of new accounting
  principles and extra-
  ordinary item..............  $26,121 $63,118 $36,720 $44,862 $26,802 $32,800
Dividends from affiliates....    1,656   3,135   3,072       -       -       -
Fixed charges deducted from
  earnings...................    8,865  17,280  17,007  20,837  24,737  22,825
                               ------- ------- ------- ------- ------- -------
Earnings available for payment
  of fixed charges...........  $36,642 $83,533 $56,799 $65,699 $51,539 $55,625
                               ======= ======= ======= ======= ======= =======
Fixed charges:
  Interest expense...........  $ 6,892 $13,288 $12,932 $16,330 $19,964 $18,058
  Portion of rent deemed to
    be interest..............    1,973   3,992   4,075   4,507   4,773   4,767
                               ------- ------- ------- ------- ------- -------
  Total fixed charges........  $ 8,865 $17,280 $17,007 $20,837 $24,737 $22,825
                               ======= ======= ======= ======= ======= =======
Ratio of earnings to fixed
  charges....................     4.13    4.83    3.34    3.15    2.08    2.44
                                  ====    ====    ====    ====    ====    ====
Preferred stock dividends....  $     - $   409 $ 6,358 $ 7,276 $ 7,469 $ 7,781
Effective tax rate .........      23.1%   21.4%    2.0%    3.0%    5.0%    7.5%
                               ======= ======= ======= ======= ======= =======
Earnings required for
  preferred stock dividends..  $     - $   520 $ 6,488 $ 7,501 $ 7,862 $ 8,412
                               ======= ======= ======= ======= ======= =======
Earnings available for
  payment of fixed charges
  and preferred stock
  dividend requirements......  $36,642 $84,053 $63,287 $73,200 $59,401 $64,037
                               ======= ======= ======= ======= ======= =======
Combined fixed charges and
  preferred stock dividend
  requirements...............  $ 8,865 $17,800 $23,495 $28,338 $32,599 $31,237
                               ======= ======= ======= ======= ======= =======
Ratio of earnings to
  combined fixed charges
  and preferred stock
  dividends..................     4.13    4.72    2.69    2.58    1.82    2.05
                                  ====    ====    ====    ====    ====    ====